Exhibit 99.02

FireEye EVP and General Counsel Alexa King Joins Vocera Board of Directors

SAN JOSE, Calif. — July 28, 2016 — Vocera Communications, Inc. (NYSE: VCRA), the leading healthcare communications company, today announced that Alexa King, executive vice president and general counsel at FireEye, joined Vocera’s Board of Directors effective July 27, 2016.

Since 2012, King has led the legal team at FireEye, the leading security platform that provides real-time threat protection to enterprises and governments worldwide against the next generation of cyber-attacks. Before FireEye, she was general counsel at Aruba Networks, a provider of enterprise wireless networks. Her early career included working at Pillsbury Madison & Sutro and Fenwick & West. King graduated magna cum laude from Harvard College and earned her JD from the University of California, Berkeley, Boalt Hall School of Law.

“Alexa’s deep experience in corporate governance and cyber security will make her a valuable addition to our Board,” said Brent Lang, president and CEO of Vocera. “Her proven track record will be a major asset to Vocera as we grow our business and ensure that we are following best practices for public companies.”

“I’m looking forward to contributing to Vocera’s success as the company continues to enhance healthcare communication, improve quality, and keep patients and caregivers safer and more satisfied,” King said.

The role that King is stepping into on the Vocera Board has opened up as Brian Ascher, a partner at the venture capital firm Venrock (Palo Alto, Calif.), rotates out of the Board position he has held since 2002. Ascher’s firm was an early investor in Vocera, and he played a pivotal role on the Board through many growth periods, including the company’s transition to a publicly traded corporation. Howard Janzen, who has served on the Board since May 2007, will be taking over Ascher’s role as the Lead Independent Director.

“I want to thank Brian for his 14 years of dedicated service to Vocera and the tremendous support, insight and guidance that he has provided over the years to help the company succeed,” Lang said.

About Vocera

Vocera Communications, Inc. offers one of the most robust clinical communications systems in healthcare. Installed in more than 1,300 organizations worldwide, Vocera delivers secure, integrated and intelligent communication solutions that enable care teams to collaborate more efficiently by delivering the right information, to the right person, on the right device, in the right location, at the right time. Vocera solutions provide hands-free voice communication, smartphone applications, secure text messaging, patient engagement tools, and integrated clinical workflow with EHRs, nurse call systems and physiological monitors. These solutions help improve operational efficiency, quality of care, safety and satisfaction across the continuum of care. In addition to technology solutions, Vocera drives thought leadership and new standards in care to elevate patient, family, nurse and physician experiences via the company’s research collaborative, the Experience Innovation Network. Vocera is led by President and CEO Brent Lang and is headquartered in San Jose, California, with offices in San Francisco, Tennessee, Canada, India, United Arab Emirates and the United Kingdom. Robert J. Zollars is the Chairman of the Board. For more information, visit www.vocera.com and @VoceraComm on Twitter.

The Vocera logo is a trademark of Vocera Communications, Inc. Vocera® is a trademark of Vocera Communications, Inc. registered in the United States and other jurisdictions. All other trademarks appearing in this release are the property of their respective owners.

MEDIA CONTACT

Amendola Communications for Vocera Communications:

Joy DiNaro, Media Relations Director

847.809.0406

jdinaro@acmarketingpr.com